Exhibit 15

Microsoft Corporation

One Microsoft Way

Redmond, Washington

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Microsoft Corporation and subsidiaries for the three-month period ended September 30, 2015, and 2014, and have issued our report dated October 22, 2015. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, is incorporated by reference in Registration Statement Nos. 333-109185, 333-118764, 333-91755, 333-52852, 333-132100, 333-161516, 333-75243, and 333-185757 on Form S-8 and Registration Statement Nos. 333-43449, 333-110107, 333-108843, 333-155495, and 333-184717 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

Seattle, Washington

October 22, 2015